                                   EXHIBIT 11

                           BANK OF BOSTON CORPORATION

                       Computation of Per Share Earnings

                    (in thousands, except per share amounts)


         EARNINGS                                                   Years Ended December 31
         --------
                                                                  1994       1993       1992
                                                                ---------  ---------  ---------
    1.   Net income                                             $ 435,362  $ 299,026  $ 278,881

    2.   Less: Preferred dividends                                 37,455     34,689     19,870
                                                                 --------   --------   --------
    3.   Net income applicable to primary
          earnings per common share                               397,907    264,337    259,011

    4.   Add: Interest expense on convertible
          debentures, net of tax                                    4,303      4,303      4,382
                                                                 --------   --------   --------
    5.   Net income applicable to fully diluted
          earnings per common share                             $ 402,210  $ 268,640  $ 263,393
                                                                 ========   ========   ========
         SHARES
         ------
    6.   Weighted average number of common
          shares outstanding                                      106,730    105,336    101,977

    7.   Incremental shares from assumed exercise
          of dilutive stock options as of the beginning
          of the period using the treasury stock method               668        888      1,137

    8.   Incremental shares from assumed conversion
          of debentures at date of issuance                         4,029      4,034      4,043
                                                                 --------   --------   --------

    9.   Adjusted number of common shares                         111,427    110,258    107,157
                                                                 ========   ========   ========
         PER SHARE CALCULATION
         ---------------------
    10.  Primary net income per common share                     $   3.73   $   2.51   $   2.54
         (Item 3 + Item 6); see note below

    11.  Fully diluted net income per common share               $   3.61   $   2.44   $   2.45
         (Item 5 + Item 9); see note below

Note - Income per common share before extraordinary items and cumulative effect of changes in accounting principles, net of tax, on both a primary and fully diluted basis for the years ended December 31, 1994, 1993 and 1992 is computed by adding to the numerator the extraordinary loss from early extinguishment of debt, net of tax, in 1994 of $6,535 and subtracting from the numerator the cumulative effect of accounting changes, net of tax, in 1993 of $24,203 and the extraordinary item of $72,968 in 1992.